FORM 12B-25
U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549


NOTIFICATION OF LATE FILING

	SEC FILE NUMBER

	___811-6607_

	CUSIP NUMBER

	23321N806
	23321N202
	23321N301
	23321N400
	23321N509
	23321N608
	23321N889
	23321N707
	23321N103

(Check One)

    Form 10-K	    Form 11-K	    Form 20-F	    Form 10-Q	 X  Form N-SAR

For Period Ended: _____December 11, 1998_____________________________

Read Instructions (on back page) Before Preparing Form. Please Print or Type. Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


Part I - Registrant Information

Full Name of Registrant  	DG INVESTOR SERIES

Former Name if Applicable

Address of Principal Executive Office  	  FEDERATED INVESTORS TOWER
 (Street and Number)

City, State, and Zip Code  	PITTSBURGH, PA  15222-3779


Part II - Rules 12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate)
	(a)	The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

X	(b)	The subject annual report or semi-annual report/portion thereof
_____		will be filed on or before the fifteenth calendar day following
		the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

	(c)	The accountant's statement or other exhibit required by Rule
		12b-25(c) has been attached if applicable.



Part III - Narrative

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q, or N-SAR or portion thereof, could not be filed within the prescribed time period.

Due to Registrant's partial liquidation and termination of business during the report period, inadvertent delays occurred in assembling required financial data.

Part IV - Other Information

(1) Name and telephone number of person to contact in regard to this notifi-cation

	Gwen Daniels		(617)			985-3548

	(NAME)	(AREA CODE)	(TELEPHONE NUMBER)


(2)	Have all other periodic reports required under
		Section 13 or 15(d) of the Securities Exchange
		Act of 1934 or Section 30 of the Investment
		Company Act of 1940 during the preceding 12
		months (or for such shorter period that the
		registrant was required to file such reports
		been filed?
		If answer is no, identify report(s).			__X__		____
										YES		NO


(3)	Is it anticipated that any significant change
		in results of operations from the corresponding
		period for the last fiscal year will be reflected
		by the earnings statements to be included in
		the subject report or
		portion thereof?							____		__X__
										YES		NO

		If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.


DG INVESTOR SERIES

(NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

	DATE	February 9, 1999
								BY:  /s/	Timothy S. Johnson
								(Name of Fund Attorney)
	Assistant Secretary

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

						ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations
	(See 18 U.S.C. 1001)